Exhibit 99.1

PAN PACIFIC RETAIL PROPERTIES, INC.	TRADED: NYSE: PNP
1631 SOUTH MELROSE DRIVE, SUITE B
VISTA, CA 92081

Contact:
Carol Merriman, Investor Relations
(760) 598-2002

FOR IMMEDIATE RELEASE

Thursday, February 17, 2005

Pan Pacific Retail Properties Reports Solid 2004 Results

Announces 8.8% Dividend Increase to $0.59 per share

Reaffirms 2005 Guidance

SAN DIEGO, Calif., February 17, 2005 — Pan Pacific Retail Properties, Inc. (NYSE:PNP), the largest neighborhood shopping center real estate investment trust (REIT) focused exclusively on the West Coast, today announced results for the year and fourth quarter ended December 31, 2004. All per share amounts are on a diluted basis.

Year 2004 Highlights

•	Funds From Operations (FFO)(1) per share of $3.49

•	Net income of $102.0 million

•	Earnings per share of $2.52

•	96.8% portfolio occupancy rate at December 31, 2004

•	677 leases executed, totaling 2.4 million square feet (record leasing activity)

•	11.2% increase in base rent on same store new and renewed leases

•	$161.8 million in shopping center acquisitions

•	$28.0 million in non-strategic dispositions

•	$100.0 million of 10-year senior unsecured notes issued

•	28.1% debt to total market capitalization ratio at December 31, 2004

•	3.3 to 1.0 interest coverage ratio for 2004

•	$2.17 per share in dividends paid (6.9% increase over dividends paid in 2003)

•	62.2% FFO payout ratio(1)

•	37.3% total return to stockholders(2)

Fourth Quarter 2004 Highlights

•	10.0% increase in total FFO to $37.8 million vs. 4Q ‘03(1)

•	9.5% increase in FFO per share to $0.92 vs. 4Q ‘03(1)

•	Net income of $24.1 million

•	Earnings per share of $0.59

•	$58.8 million in shopping center acquisitions

•	134 leases executed, totaling 413,693 square feet

•	11.4% increase in base rent on same store new and renewed leases

Subsequent Highlight

•	8.8% increase in quarterly common dividend to $0.59 per share

(1)	See the end of this press release for a reconciliation of GAAP net income to FFO.
(2)	Total return includes the re-investment of dividends on the ex-dates.

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Stuart A. Tanz, President and Chief Executive Officer of Pan Pacific stated, “2004 was another solid year of growth and performance for the company. We continued to enhance the underlying value of our portfolio through disposing of non-strategic assets and redeploying the proceeds into acquiring dominant, well-established grocery-anchored shopping centers in our core metropolitan markets. During 2004, we sold $28 million of non-strategic assets and acquired over $160 million of quality shopping centers. While growing our portfolio, we continued to enhance our strong financial position, reducing our debt ratio to a new, record low for the Company of approximately 28% at year-end. We also continued to generate strong operating results with our portfolio, including posting a 140 basis point gain in year-over-year occupancy, ending the year at 96.8%, representing our eleventh consecutive year, 44th consecutive quarter, at or above 95%. Furthermore, for the eleventh consecutive year we increased same-property net operating income, generating a quarterly average increase greater than 4% during 2004. Tanz also commented, “As a result of our ongoing, consistently strong performance, we have increased our dividend by 8.8%, representing the single, largest increase on record for the Company and our eighth consecutive year as a public company of delivering increased dividends to stockholders. Going forward, we are excited about the prospects for continuing to grow our business, delivering solid results consistent with our past performance, and increasing long-term stockholder value.”

FINANCIAL RESULTS

For the year ended December 31, 2004, total Funds from Operations (FFO) increased 6.0% to $143.6 million, compared with FFO of $135.5 million for the year ended December 31, 2003. On a per share basis, FFO increased 4.8% to $3.49 for the year ended December 31, 2004 compared to $3.33 for the year ended December 31, 2003.

Total revenue increased 10.7% to $289.4 million for the year ended December 31, 2004 as compared to $261.6 million for 2003, after adjusting for discontinued operations in accordance with generally accepted accounting principles (GAAP). A reconciliation of GAAP net income to FFO is provided at the end of this press release.

For the three months ended December 31, 2004 total FFO increased 10.0% to $37.8 million, compared with FFO for the three months ended December 31, 2003 of $34.4 million. On a per share basis, FFO increased 9.5% to $0.92 for the three months ended December 31, 2004 compared to $0.84 for the three months ended December 31, 2003.

Total revenue increased 13.4% to $76.8 million for the three months ended December 31, 2004 compared with total revenue of $67.7 million for the three months ended December 31, 2003, after adjusting for discontinued operations in accordance with GAAP.

Net income for the year ended December 31, 2004 was $102.0 million or $2.52 per share, including $0.24 related to property sales. Net income for the year ended December 31, 2003 was $104.4 million or $2.61 per share, including $0.43 related to property sales.

For the three months ended December 31, 2004 net income was $24.1 million or $0.59 per share. Net income for the three months ended December 31, 2003 of $26.1 million or $0.65 per share, including $0.07 related to property sales.

At December 31, 2004, the Company’s total market capitalization was approximately $3.6 billion (based on the market closing price of Pan Pacific’s common stock on December 31, 2004, assuming the conversion of operating subsidiary units to common stock, and total debt outstanding). At December 31, 2004, the Company had $1.0 billion in debt outstanding, equating to a debt-to-total market capitalization ratio of 28.1%. The Company’s debt was comprised of: $554.3 million of fixed-rate, senior unsecured notes with a weighted average interest rate of 6.5%, and a weighted average maturity of 6.7 years; $337.7 million of fixed-rate, mortgage debt with a weighted average interest rate of 7.6%, and a weighted average maturity of

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4.1 years; $113.0 million of floating-rate debt outstanding on the Company’s unsecured line of credit, which had a weighted average interest rate of 3.2% at December 31, 2004; and $6.0 million of floating-rate, property-level bonds bearing interest at a rate of 2.0% as of December 31, 2004.

For both the year and three months ended December 31, 2004 the Company’s interest coverage ratio was 3.3 to 1.0 (calculated as income from continuing and discontinued operations, excluding gain on sale, plus depreciation, amortization and interest expense, divided by interest expense).

On November 11, 2004, the Board of Directors declared a quarterly dividend of $0.5425 per share. The dividend was paid on December 15, 2004 to stockholders of record on November 26, 2004, and equated to a FFO payout ratio of 59.1% (calculated as dividends paid per share divided by FFO per share). For the full year 2004, the Company distributed dividends totaling $2.17 per share, representing a 6.9% increase over total dividends per share distributed during 2003. The total dividends distributed in 2004 of $2.17 per share equated to a FFO payout ratio of 62.2% for the year.

OPERATING RESULTS

Leasing Activity

At December 31, 2004 the Company’s portfolio was 96.8% leased to 3,388 tenants. For the year ended December 31, 2004 the Company executed 677 leases (new and renewed) for a record 2,417,424 square feet of gross leasable area, and achieved an 11.2% increase over prior rents on a same-store basis.

For the three months ended December 31, 2004 the Company executed 134 leases (new and renewed) for 413,693 square feet of gross leasable area, and achieved an 11.4% increase over prior rents on a same-store basis.

Same Property Operating Results

With respect to the properties owned and operated by the Company for the entirety of both the three months ended December 31, 2004 and 2003, same property net operating income increased 3.6%.

Same Property Operating Data

(In thousands)

	Three Months Ended December 31,
	2004	2003
Total revenue	$70,451	$66,318
Operating expenses	20,801	18,374

Operating income	$49,650	$47,944	3.6%

INVESTMENT ACTIVITY

Acquisitions

During 2004, the Company acquired a total of five shopping centers, encompassing 1.0 million square feet, for an aggregate purchase price of $161.8 million, including three properties in December 2004, totaling $58.8 million. The three recently acquired properties (described below) were financed with a combination of assumed secured debt, totaling $16.2 million at 7.2%, and draws on the Company’s unsecured line of credit.

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Palomar Village

Palomar Village is a 148,145 square foot grocery-anchored center located in the city of Temecula, California. Palomar Village is located off Interstate 15 at the intersection of Rancho California Road and Margarita Road. The center is currently 100% leased and is anchored by Albertsons Supermarket and Longs Drugs.

Bel Air Village

Bel Air Village is an 89,216 square foot grocery-anchored center located in the city of Elk Grove, California, within the greater Sacramento area. Bel Air Village is located off Highway 99 at the intersection of Calvine Road and Elk Grove-Florin Road. The center is currently 100% leased and is anchored by Bel Air Supermarket, a division of Raley’s.

Laguna Park Village

Laguna Park Village is a 34,015 square foot neighborhood center located in the city of Elk Grove, California, within the greater Sacramento area. Laguna Park Village is located off Highway 99 at the intersection of Laguna Boulevard and Laguna Park Drive. The center is currently 94% leased and is anchored by Big 5 Sporting Goods and Kragen Auto.

Non-strategic property dispositions

During 2004, the Company sold four non-strategic assets totaling approximately $28.0 million: Arlington Courtyard, located in Riverside, CA; Powell Villa, located in Portland, OR; Laguna 99, located in Elk Grove, CA; and a parcel of land in Reno, NV.

CAPITAL MARKETS ACTIVITIES

Credit Facility Activity

In September 2004, the Company amended and restated its $300 million unsecured revolving credit facility, extending the maturity date through March 2007. Additionally, borrowings under the credit facility now bear interest at LIBOR plus 65 basis points, as compared to LIBOR plus 70 basis points, under the previous facility terms. As of December 31, 2004, the Company had $113.0 million outstanding on its credit facility.

Senior Notes Issued

In May 2004, the Company issued $50.0 million in aggregate principal amount of 5.95% senior unsecured notes due June 1, 2014. In July 2004, the Company completed the sale of an additional $50.0 million in aggregate principal amount of 5.95% senior unsecured notes due June 1, 2014. Net proceeds from these offerings, totaling $100.4 million, were used to repay a portion of the borrowings under the Company’s $300 million unsecured revolving credit facility.

SUBSEQUENT EVENT

Dividend Increase

On February 17, 2005 the Board of Directors declared a quarterly dividend of $0.59 per share, representing an 8.8% increase. The dividend is payable on March 15, 2005 to stockholders of record on February 25, 2005. The increased quarterly dividend equates to $2.36 per share on an annualized basis. Since its initial public offering in 1997, the Company has increased its dividend each year for a total increase of approximately 62.8%, equating to an average dividend increase of approximately 7.8% per year.

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2005 EARNINGS GUIDANCE

The Company reaffirmed its previously disclosed 2005, full-year FFO guidance range of $3.77 to $3.80 per diluted share. This guidance is based on current expectations and is forward-looking.

	Q1 ‘05	Year 2005
Expected earnings per share (diluted)(1)	$0.64 -$0.66	$2.69 -$2.72
Add: expected depreciation and amortization	$0.26	$1.04
Add: expected operating subsidiary minority interests	$0.01	$0.04
Expected FFO per share diluted	$0.91 -$0.93	$3.77 -$3.80

(1)	Based on an estimated 41,200,000 and 41,500,000 shares outstanding, respectively.

YEAR END, 4TH QUARTER 2005 CONFERENCE CALL

On Thursday, February 17, 2005, at 10:30 a.m. Eastern Time, the Company will be hosting a conference call to discuss its year end and fourth quarter results for 2004. The Company’s remarks will be followed by a question and answer period, which will be limited to questions from analysts. Interested parties may participate in this conference call by dialing (877) 407-9210. A taped replay of the call will be available through March 17, 2005 at (877) 660-6853, pass code 1628, confirmation 128252.

A live web cast (listen-only mode) of the conference call will be available at www.pprp.com via a link to www.vcall.com. An online replay will also be available through March 17, 2005.

ABOUT PAN PACIFIC RETAIL PROPERTIES

Pan Pacific Retail Properties, Inc. is an equity real estate investment trust (REIT) traded on the New York Stock Exchange under the symbol PNP. The Company is the largest neighborhood shopping center REIT focused exclusively on the West Coast. Pan Pacific’s portfolio currently totals 133 properties, encompassing approximately 21.7 million square feet of retail space. The portfolio is principally diversified across five distinct regions in the Western United States: Northern California, Southern California, Washington, Oregon and Nevada.

Pan Pacific focuses on creating long-term stakeholder value by specializing in the acquisition, ownership and management of community and neighborhood shopping centers for everyday essentials. The Company’s strategy is aimed at providing stakeholders with long-term stable cash flow through maintaining a diverse portfolio and tenant base, balanced with consistent growth through implementing its acquisition and property management programs.

Pan Pacific is headquartered in Vista (San Diego), California, and has regional offices located in Sacramento, California; Kent, Washington; Portland, Oregon; and Las Vegas, Nevada.

Additional information on Pan Pacific is available on the Company’s web site at www.pprp.com.

(Note: Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which reflect management’s current views with respect to future events and financial performance. Forward-looking statements are subject to risks and uncertainties. Factors that could cause actual results to differ materially from expectations include market valuations of our stock, financial performance and operations of our shopping centers, real estate conditions, execution of shopping center development programs, successful completion of renovations, completion of pending acquisitions and dispositions, including the completion of customary due diligence and closing conditions, the Company’s ability to successfully integrate acquired assets, changes in the availability of additional acquisition and disposition opportunities, changes in local or national economic conditions, acts of terrorism or war and other risks detailed from time to time in reports filed with the Securities and Exchange Commission including the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.)

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PAN PACIFIC RETAIL PROPERTIES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31, 2004	December 31, 2003
ASSETS:

Properties, at cost:
Land	$549,722	$509,887
Buildings and improvements	1,482,117	1,374,663
Tenant improvements	60,472	49,793

	2,092,311	1,934,343
Less accumulated depreciation and amortization	(200,181)	(160,449)

	1,892,130	1,773,894

Investments in unconsolidated entities	1,387	3,223
Cash and cash equivalents	2,411	6,453
Accounts receivable (net of allowance for doubtful accounts of $3,892 and $4,444, respectively)	11,853	13,478
Accrued rent receivable (net of allowance for doubtful accounts of $3,306 and $2,735, respectively)	25,936	22,552
Notes receivable	7,511	7,844
Deferred lease commissions (net of accumulated amortization of $7,808 and $5,512, respectively)	14,188	11,029
Prepaid expenses	19,835	18,928
Other assets	20,192	5,947

	$1,995,443	$1,863,348

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Notes payable	$343,736	$345,077
Line of credit payable	113,000	48,250
Senior notes	554,290	503,708
Accounts payable, accrued expenses and other liabilities	39,205	41,703

	1,050,231	938,738
Minority interests	30,079	32,325

Stockholders’ equity:
Preferred stock par value $.01 per share, 30,000,000 authorized shares, no shares issued and outstanding at December 31, 2004 and 2003, respectively	—	—
Common stock par value $.01 per share, 100,000,000 authorized shares, 40,530,415 and 40,293,382 shares issued and outstanding, net of 1,190,999 treasury shares, at December 31, 2004 and 2003, respectively	405	403
Additional paid in capital	959,924	952,973
Deferred compensation	(7,093)	(8,781)
Accumulated deficit	(38,103)	(52,310)

	915,133	892,285

	$1,995,443	$1,863,348

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Consolidated Statements of Income

(in thousands, except share data)

	Three Months Ended December 31,		Years Ended December 31,
	(unaudited)
	2004	2003	2004	2003
REVENUE:
Base rent	$56,499	$51,564	$219,565	$201,119
Percentage rent	827	762	2,806	2,676
Recoveries from tenants	16,072	13,273	58,173	51,653
Income from unconsolidated entities	90	144	438	802
Other	3,307	1,992	8,454	5,336

	76,795	67,735	289,436	261,586

EXPENSES:
Property operating	12,296	10,923	42,424	38,927
Property taxes	6,919	5,393	24,511	21,731
Depreciation and amortization	13,409	10,398	48,501	39,640
Interest	16,207	14,785	62,619	58,473
General and administrative	3,314	2,162	13,027	12,600
Impairment loss	—	—	642	—
Other	61	138	2,991	686

	52,206	43,799	194,715	172,057

INCOME FROM CONTINUING OPERATIONS BEFORE MINORITY INTERESTS AND DISCONTINUED OPERATIONS	24,589	23,936	94,721	89,529
Minority interests	(465)	(871)	(2,339)	(2,454)

INCOME FROM CONTINUING OPERATIONS BEFORE DISCONTINUED OPERATIONS	24,124	23,065	92,382	87,075
Discontinued operations	—	3,049	9,607	17,361

NET INCOME	$24,124	$26,114	$101,989	$104,436

Basic earnings per share:
Income from continuing operations	$0.60	$0.58	$2.30	$2.21
Discontinued operations	$—	$0.07	$0.24	$0.44
Net income	$0.60	$0.65	$2.54	$2.65
Diluted earnings per share:
Income from continuing operations	$0.59	$0.58	$2.28	$2.18
Discontinued operations	$—	$0.07	$0.24	$0.43
Net income	$0.59	$0.65	$2.52	$2.61

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Calculation of Funds from Operations

(unaudited)

(in thousands, except share data)

	Three Months Ended December 31,		Years Ended December 31,
	2004	2003*	2004	2003*
FUNDS FROM OPERATIONS:

Net Income	$24,124	$26,114	$101,989	$104,436
Plus depreciation and amortization expense	13,409	10,507	48,501	40,076
Plus depreciation of discontinued operations	—	31	155	287
Plus depreciation of unconsolidated entities	60	59	238	236
Less corporate FF&E depreciation (included above)	(82)	(65)	(296)	(441)
Less depreciation on minority interests	(66)	(157)	(263)	(213)
Plus operating subsidiary minority interests	354	397	1,513	1,703
Less gain on sale of discontinued operations	—	(2,518)	(8,245)	(10,571)

Funds From Operations	$37,799	$34,368	$143,592	$135,513

Funds From Operations Per Share	$0.92	$0.84	$3.49	$3.33

Diluted Weighted Average Shares Outstanding	41,173,394	41,067,161	41,134,773	40,707,044

*	For comparative purposes, amounts shown are as originally reported. The impact of revising the amounts for Statement of Financial Accounting Standards No. 144 has been excluded here so that the periods can be compared without the effect of reclassifying operating results for assets sold in subsequent periods. Revised financial results can be found in the Company’s most current Form 10-Q and Form 10-K for 2004 once filed with the Securities and Exchange Commission.

The White Paper on Funds from Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) in April 2002 (the “White Paper”) defines Funds from Operations as net income (computed in accordance with accounting principles generally accepted in the United States of America, “GAAP”), excluding gains (or losses) on sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. We believe that Funds from Operations (FFO) is an important supplemental measure of operating performance for a real estate investment trust. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a real estate investment trust that uses historical cost accounting for depreciation could be less informative. The term FFO was designed by the real estate investment trust industry to address this issue. We compute Funds from Operations in accordance with standards established by the White Paper. Our computation of Funds from Operations may, however, differ from the methodology for calculating Funds from Operations used by other equity REITs and, therefore, may not be comparable to these other REITs. FFO does not represent cash generated from operating activities in accordance with GAAP, is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income. FFO, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts that do not define it exactly as the NAREIT definition.

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